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                                                                     EXHIBIT 4.2

                                 PROMISSORY NOTE
                                 ---------------


$                                                  DATE:  DECEMBER  31,  2002
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FOR  VALUE  RECEIVED a21, Inc. ("a21" or the undersigned) promises to pay to the order of _____________________, or at such other place in the United States of America as the holder hereof may designate in writing to the undersigned, the sum of _________________DOLLARS plus interest from the date hereof, at the rate
                         -------
of twelve percent (12.0%) per annum. Principal and interest shall be due June 30, 2003, in its entirety unless the loan is extended as per mutual agreement between the parties.

The holder hereof may, without notice and without releasing any liability of any party hereto, grant extensions or renewals hereof from time to time and for any term or terms, add or release any security in whole or in part. The holder hereof shall not be liable for or prejudiced by failure to collect or for lack of diligence in bringing suit on this note or any renewal or extension hereof.

The undersigned and any and all other parties hereto waive protest, notice to protect and notice of dishonor, and agree that in the event of a default, if this note is placed in the hands of an attorney for collection, they will pay all reasonable attorneys' fees, together with any and all court costs incurred. The laws of the State of New York shall govern.


               ______________________________
               By:  Haim  Ariav,  President
               a21,  Inc.



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